Exhibit 10.1
SEPARATION AGREEMENT & MUTUAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated December 2, 2009 is made by and between Betawave Corporation (“Company”), a Delaware corporation maintaining its principal offices at 706 Mission St., 10th Floor, San Francisco, CA 94103, and Matt Freeman an individual residing at [omitted] ("Employee,” and, collectively with Company, the “Parties,” and each a “Party”).

Whereas, Employee and Company are parties to that Employment Agreement, dated December 3, 2008; and

Whereas, Employee’s employment with Company is terminated as of November 30, 2009 (the “Separation Date”); and

Whereas, Employee will continue to serve on Company’s board of directors; and

Whereas, the Parties wish to resolve any and all disputes arising out of Employee’s employment and the termination thereof and Company and Employee wish to release each other from any claims arising from or related to the employment relationship.

NOW, THEREFORE, in consideration of the mutual promises made herein, Company and Employee hereby agree as follows:

1. Termination of Employment; Continuance of Service as Director. Employee and Company agree to terminate the employment relationship as of the Effective Date. Employee will continue to serve as a director on Company’s board of directors.

2. Accrued Salary and Vacation; Commissions; Expense Reimbursement.  Company will pay Employee all accrued salary (including all salary deferred from August 15, 2009 through the Separation Date), all accrued and unused PTO benefits and all unpaid commissions earned through the Separation Date, if any, subject to standard payroll deductions, withholding taxes and other obligations. Employee understands that he is entitled to this payment regardless of whether or not he signs this Agreement. Employee agrees that, except as set forth below, he has submitted his final documented expense reimbursement statement reflecting all business expenses he incurred prior to and including the Separation Date, and acknowledges receipt of the full amount of reimbursement therefor; provided, however, that Employee may submit one final expense reimbursement statement, not to exceed $1,000, within one month of the Separation Date.

3. Separation Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement, and provided that Employee has returned to Company all Company property in his possession, and provided further  that this Agreement is signed by Employee and not revoked under Section 10 herein, Company will pay Employee: (i) his current base salary for six months, equal to $300,000, subject to normal payroll tax deductions, in monthly installments in the form of a salary continuation in accordance with the Company’s payroll procedures and practice; (ii) his current base salary for an additional six months, equal to $300,000, subject to normal payroll tax deductions, in monthly installments in the form of a salary continuation in accordance with the Company’s payroll procedures and practice after the first six months following the Separation Date less any amount of salary paid to Employee by a new employer corresponding to this second six month period; (iii) a one-time lump sum payment of $75,000 payable prior to December 31, 2010, subject to applicable withholding.

4. Benefits. Employee will be offered benefits to which he is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and Employee retains all benefits under Company’s 401(k) Plan. If Employee timely elects COBRA benefits, the Company will reimburse Employee for the full premium of Employee’s COBRA benefits for a period of up to twelve months after the Separation Date

5. Stock Options. As of the Separation Date, all shares subject to stock options that would vest through November 30, 2010 under the Award Agreements (as hereinafter defined) shall immediately vest and any shares that would vest after November 30, 2010 are hereby cancelled. As used herein, “Award Agreements” means (i) Employee’s Stock Option Agreement dated June 5, 2008 for 2,500,000 shares (exercise price $0.23); (ii) Employee’s Stock Option Agreement dated June 5, 2008 for 2,500,000 shares (exercise price $0.80) and (iii) Employee’s Stock Option Agreement dated December 2, 2008 for 19,583,706 shares. All shares subject to Employees’ liquidity stock option awards (five separate grants of 999,441 shares each) dated December 2, 2008 (the “Liquidity Stock Options”) shall immediately vest in the event of a Liquidation Event (as defined in the Liquidity Stock Options) between the Separation Date and November 30, 2010 and any unvested shares as of December 1, 2010 shall be immediately canceled as of such date.

6. No Other Entitlement.

6.1. The parties agree that Company has paid Employee all compensation earned through the date of termination, any accrued vacation benefits (PTO), as well as any unreimbursed business expenses and other sums due to Employee. By executing this Agreement, Employee hereby acknowledges receipt of all such payments as received.

6.2. Employee confirms that no other monies are due to him from Company relating to his service as an employee. Employee acknowledges that he has no entitlement to receive the consideration set forth in Section 3 above, other than in consideration of his general release of all claims against Company.

7. Company Property. Employee shall immediately return all Company property in his possession or control.

8. Confidential Information. Employee recognizes and acknowledges that the performance of his services for Company has resulted in its disclosure to him of certain proprietary and confidential and financial information. Employee agrees that:

8.1.  he will not disclose or use any of Company’s confidential, proprietary or financial information for his own or any other person’s or entity’s benefit unless such use or disclosure is specifically consented to in writing by Company.

8.2. he will not, directly or indirectly, for himself or on behalf of any other person or entity, induce or attempt to induce any of Company’s personnel to do anything contrary to the best interests of Company.

9. Non-Disparagement. Both Employee and the Company agree not to make any disparaging remarks, or otherwise take any action that could reasonably be anticipated to cause material damage to the reputation, goodwill or business of the other party (or, in the event of the Company, to any employees of Company) or otherwise make remarks that may reflect negatively upon the other party (or any of its Employees, if applicable) in any context or setting.

10. Mutual Release of Claims. In consideration for the obligations of both parties set forth in this Agreement, Employee and Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, stockholders, administrators, successor corporations and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, stockholders, administrators, co-employers (including TriNet HR Corporation), successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

10.1. any and all claims relating to or arising from Employee’s employment relationship with Company and the termination of that relationship;

10.2. any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

10.3. any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York Equal Pay Law, the New York Human Rights Law, the New York Civil Rights Act, the New York City Human Rights Act and the New York City Administrative Code – Title 8;

10.4. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

10.5. any and all claims for attorneys’ fees and costs.

The Parties agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding any other term in this Agreement, this release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law.

11. Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as defined below).  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Employee acknowledges and understands that revocation must be accomplished by a written notification to the Company (Attn: David Lorie), that is received prior to the Effective Date. This Agreement will become effective after seven (7) days have passed since Employee signed the Agreement, provided that it is not revoked before that date (the “Effective Date”).

12. No Admission. This Agreement shall not be in any way construed as an admission by Company that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against Company.

13. Miscellaneous.

13.1. Successors and Assigns. This agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

13.2. Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision. A court may modify any otherwise unenforceable clause set forth herein to render this Agreement enforceable.

13.3. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

13.4. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

13.5. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent to by certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized courier service, duly addressed to the party concerned at the address indicated in the introductory paragraph hereto, or to such changed address as such party may subsequently give such notice of.

13.6. Governing Law; Arbitration. This Agreement shall be governed by and construed under the laws of the State of New York as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association under its then existing commercial rules.  The site of the arbitration proceeding shall be in New York City, or another location mutually agreed to by the parties.

13.7. Entire Agreement; Modification. This Agreement sets forth the entire agreement between the parties hereto and supersedes any and all prior oral or written agreements or understandings between Employee and Company concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by both parties.

13.8. Voluntary Execution and Acceptance. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

13.8.1.	they have read this Agreement and are fully aware of its legal and binding effect;

13.8.2.	the terms of this Agreement are the product of mutual negotiation and compromise between Employee and Company;

13.8.3.
they understand the terms and consequences of this Agreement and of the releases it contains and that this Agreement settles, bars, and waives any and all claims that the parties have or could possibly have against the other party, unless prohibited from releasing such claim by law;

13.8.4.
they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel EMPLOYEE WAS ADVISED AND ENCOURAGED BY COMPANY TO CONSULT WITH AN ATTORNEY OR ANYONE ELSE OF his CHOOSING WHO IS NOT EMPLOYED BY COMPANY.

Company and Employee now voluntarily and knowingly execute this Agreement, as of the date first above.

BETAWAVE CORPORATION /s/ Tabreez Verjee By: Tabreez Verjee Its: President Date: 12/1/09	Matt Freeman /s/ Matt Freeman Date: 12/2/09